Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

We prepared the following unaudited pro forma condensed combined financial statements by applying certain pro forma adjustments to the historical consolidated financial statements of MTBC. The pro forma adjustments give effect to the following transactions (the ‘‘Transactions’’):

• Our acquisition of the assets of Metro Medical Management Services, Inc. (‘‘Metro Medical’’) on June 30, 2013,

• Our acquisition of the assets of the subsidiaries of Omni Medical Billing Services, LLC (collectively, ‘‘Omni’’),

• Our acquisition of the assets of Practicare Medical Management, Inc. (‘‘Practicare’’),

• Our acquisition of the assets of the subsidiaries of CastleRock Solutions, Inc. (collectively,‘‘CastleRock’’),

• The conversion of our convertible promissory note in the principal amount of $500,000, plus accrued interest, upon closing of our initial public offering, and

• The estimated net proceeds from our initial public offering and the application of the proceeds therefrom.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and for the six months ended June 30, 2014 give effect to the Transactions as if each of them had occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet as of June 30, 2014 gives effect to the Transactions as if each of them had occurred on June 30, 2014.

These pro forma condensed combined financial statements include adjustments for our Acquired Businesses because we believe each of these acquisitions is probable under the standards of Rule 3-05 of Regulation S-X. The results of a significant business acquired in 2013 are shown for the period prior to its acquisition by MTBC.

We determined that each acquisition shown involved the acquisition of a business, considering the guidance in Rule 11-01 (d) of Regulation S-X, and individually as well as in aggregate met the significance test of Rule 3-05 of Regulation S-X.

The interim financial statements of each of the Acquired Businesses appear elsewhere in this 8-K.

We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with these unaudited pro forma condensed combined financial statements. In many cases, we based these assumptions on preliminary information and estimates. The actual adjustments to our audited consolidated financial statements will depend upon a number of factors and additional information that will be available on or after the closing date of our initial public offering. Accordingly, the actual adjustments that will appear in our financial statements will differ from these pro forma adjustments, and those differences may be material.

We account for our completed and proposed acquisitions using the acquisition method of accounting for business combinations under GAAP, with MTBC being considered the acquiring entity. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, net of liabilities, based on their estimated fair values as of the acquisition date. We have not completed the acquisition of the Acquired Businesses and therefore the estimated purchase price and fair value of the Acquired Businesses’ assets to be acquired and liabilities assumed is preliminary. Once we complete our final valuation process, for our Acquired Businesses, we may report changes to the value of the assets acquired and liabilities assumed, as well as the amount of goodwill, and those changes could differ materially from what we present here.

We provide these unaudited pro forma condensed combined financial statements for informational purposes only. These unaudited pro forma condensed combined financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the assumed dates, nor do they purport to project our results of operations or financial condition for any future period or future date.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2013

			Adjustments	MTBC +
		Metro	for Revenues	Previously				Acquired
		Medical	Not	Acquired				Businesses	Pro Forma		Pro Forma
	MTBC	1/1-6/30/13 (6)	Acquired (1)	Subtotal	Omni	Practicare	CastleRock	Subtotal	Adjustments		Combined
	(in thousands, except per share data)
Net revenue	$10,473	$1,705	$(173)	$12,005	$11,292	$4,861	$4,925	$21,078	$-		$33,083
Operating expenses:
Direct operating costs	4,273	1,195	-	5,468	6,077	4,087	1,216	11,380	-		16,848
Selling, general and administrative	4,992	673	-	5,665	4,046	1,119	3,360	8,525	(281	)(2)	13,909
Research and development	386	-	-	386	-	-	-	-	-		386
Depreciation and amortization	949	21	-	970	947	75	177	1,199	3,111	(3)	5,280
Total operating expenses	10,600	1,889	-	12,489	11,070	5,281	4,753	21,104	2,830		36,423

Operating income (loss)	(127)	(184)	(173)	(484)	222	(420)	172	(26)	(2,830)		(3,340)

Interest expense — net	136	-	-	136	12	2	47	61	14	(4)	211
Other income — net	230	-	-	230	36	4	-	40	-		270
Income (loss) before provision (benefit) for income taxes	(33)	(184)	(173)	(390)	246	(418)	125	(47)	(2,844)		(3,281)
Income tax provision (benefit)	145	(56)	-	89	2	-	-	2	(1,158	)(5)	(1,067)
Net income (loss)	$(178)	$(128)	$(173)	$(479)	$244	$(418)	$125	$(49)	$(1,686)		$(2,214)
Weighted average common shares outstanding
Basic and diluted	5,102								5,881	(14)	10,983
Net loss per share
Basic and diluted	$(0.03)										$(0.20)

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the six months ended June 30, 2014

					Acquired
					Businesses	Pro Forma		Pro Forma
	MTBC	Omni	Practicare	CastleRock	Subtotal	Adjustments		Combined
	(in thousands, except per share data)
Net revenue	$5,186	$5,600	$2,063	$2,402	$10,065	$-		$15,251
Operating expenses:
Direct operating costs	2,264	3,530	1,759	619	5,908	-		8,172
Selling, general and administrative	2,848	1,263	549	1,643	3,455	(139	)(2)	6,164
Research and development	243	-	-	-	-	-		243
Depreciation and amortization	541	449	16	92	557	1,520	(3)	2,618
Total operating expenses	5,896	5,242	2,324	2,354	9,920	1,381		17,197

Operating income (loss)	(710)	358	(261)	48	145	(1,381)		(1,946)

Interest expense — net	97	7	1	18	26	(24	)(4)	99
Other income — net	(182)	22	-	20	42	-		(140)
Income (loss) before provision (benefit) for income taxes	(989)	373	(262)	50	161	(1,357)		(2,185)
Income tax benefit	(316)	-	-	-	-	(407	)(5)	(723)
Net income (loss)	$(673)	$373	$(262)	$50	$161	$(950)		$(1,462)
Weighted average common shares outstanding
Basic and diluted	5,102					5,881	(14)	10,983
Net loss per share
Basic and diluted	$(0.13)							$(0.13)

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2014

					Adjustments			Acquisition
					for Assets		Acquired	Related		Pro Forma			Consolidated
					Not		Businesses	Pro Forma		for	IPO		Pro Forma
	MTBC	Omni	Practicare	CastleRock	Acquired		Subtotal	Adjustments		Acquisitions	Proceeds		Results
	(in thousands)
Cash	$33	$266	$167	$331	$(764	)(8)	$-	$(11,287	)(7)	$(11,254)	$16,172	(13)	$4,918
Accounts receivable - net	789	1,364	609	809	(2,782	)(8)	-	-		789	-		789
Other current assets	646	30	44	13	(19	)(8)	68	-		714	-		714
Current assets	1,468	1,660	820	1,153	(3,565)		68	(11,287)		(9,751)	16,172		6,421
PP&E - net	519	126	70	10	(8	)(8)	198	-		717	-		717
Intangible assets - net	1,107	1,279	-	252	(1,531	)(8)	-	12,092	(9)	13,199	-		13,199
Goodwill	344	1,690	-	329	(2,019	)(8)	-	5,178	(10)	5,522	-		5,522
Other LT assets	2,108	23	24	21	(68	)(8)	-	-		2,108	(1,880	)(13)	228
Total assets	$5,546	$4,778	$914	$1,765	$(7,191)		$266	$5,983		$11,795	$14,292		$26,087

Accounts payable	$363	$224	$176	$427	$(827	)(8)	$-	$-		$363	$-		$363
Accrued expenses	1,634	-	126	-	(126	)(8)	-	-		1,634	(966	)(13)	668
Short term debt	1,885	526	62	365	(953	)(8)	-	-		1,885	-		1,885
Deferred revenue	43	-	-	-	-	(8)	-	-		43	-		43
Other current liabilities	2	201	-	-	(201	)(8)	-	-		2	-		2
Total current liabilities	3,927	951	364	792	(2,107)		-	-		3,927	(966)		2,961
Long term debt	1,341	50	-	2	(52	)(8)	-	-		1,341	(496	)(11)	845
Other LT liabilities	654	-	-	-	-	(8)	-	-		654	(40	)(11)	614
Total liabilities	5,922	1,001	364	794	(2,159)		-	-		5,922	(1,502)		4,420

Common stock	5	-	539	10	(549	)(12)	-	1	(12)	6	4	(12)	10
Additional paid-in capital	314	-	-	1,125	(1,125	)(12)	-	6,248	(12)	6,562	15,763	(12)	22,325
Retained earnings (defecit)	(624)	3,777	11	(155)	(3,633	)(12)	-	-		(624)	27	(12)	(597)
Minority interest in subsidiary				(9)	9	(12)	-	-		-	-		-
Accumulated other comprehensive loss	(71)	-	-	-	-	(12)	-	-		(71)	-		(71)
Total shareholders' equity (deficit)	(376)	3,777	550	971	(5,298)		-	6,249		5,873	15,794		21,667

Total liabilities and equity	$5,546	$4,778	$914	$1,765	$(7,457)		$-	$6,249		$11,795	$14,292		$26,087

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

In connection with our acquisition of the Acquired Businesses, we have entered into three asset purchase agreements, which are materially similar, as follows:

•	Omni Medical Billing Services, LLC, and its wholly owned subsidiaries, Laboratory Billing Services Providers, LLC, Medical Data Resources Providers, LLC, Medical Billing Resources Providers, LLC, and Primary Billing Services Providers, Inc.

•	Practicare Medical Management, Inc., and its parent company, Ultimate Medical Management, Inc.

•	CastleRock Solutions, Inc., and its wholly owned subsidiaries, Tekhealth Services, Inc., Professional Accounts Management, Inc., and Practice Development Strategies, Inc.

FOOTNOTES:

(1)	Elimination of Customers not Acquired — We have adjusted the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and the six months ended June 30, 2014 to eliminate customers not acquired. The Metro Medical purchase agreement specified seven customers, representing approximately 10% of Metro Medical’s revenue, which were explicitly excluded from the asset purchase agreement and retained by affiliates of Metro Medical as part of this transaction.

Elimination of Customers not Acquired

Year ended December 31, 2013
Metro Medical
(in thousands)
Revenue of customers not acquired	$173

(2)	Expenses Directly Attributable to the Transactions — The following are non-recurring transaction expenses for professional fees incurred by the Company during the year ended December 31, 2013 and the six months ended June 30, 2014 associated with the acquisition of Metro Medical and the Acquired Businesses.

Material non-recurring transaction expenses associated with acquisitions

	Year ended	Six Months
	December 31,	ended June 30,
	2013	2014
	(in thousands)
Professional fees incurred by MTBC (legal, accounting, etc.)	$281	$139

We expect to incur brokerage fees of $600,000 in connection with our acquisition of the businesses of the Acquired Businesses, which are not reflected in the pro forma financial statements.

(3)	Amortization of Intangible Assets — We amortize intangible assets over their estimated useful lives. We based the estimated useful lives of acquired intangible assets on the amount and timing in which we expect to receive an economic benefit. We assigned these intangible assets a useful life of 3 years based upon a number of factors, including contractual agreements, consumer awareness and economic factors pertaining to the combined companies.

The estimates of fair value and weighted-average useful lives could be impacted by a variety of factors including legal, regulatory, contractual, competitive, economic or other factors. Increased knowledge about these factors could result in a change to the estimate fair value of these intangible assets and/or the weighted-average useful lives from what we have assumed in these unaudited pro forma condensed combined financial statements. In addition, the combined effect of any such changes could result in a significant increase or decrease to the related amortization expense estimates.

The amortization of intangible assets of our acquisitions, shown below, assumes that the assets were acquired on January 1, 2013 and amortized over the period associated with each statement of operations.

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Amortization Expense for Planned Acquisitions				Acquired
				Businesses
	Omni	Practicare	CastleRock	Total Expense
	(in thousands)
For the Six months ended June 30, 2014
Pro forma	$1,135	$418	$463	$2,016
As recorded in historical financial statements of Acquired Businesses	408	-	88	496
Pro forma adjustment	$727	$418	$375	$1,520
For the year ended December 31, 2013
Pro forma	$2,269	$835	$926	$4,030
As recorded in historical financial statements of Acquired Businesses	869	40	170	1,079
Pro forma adjustment	$1,400	$795	$756	$2,951

The following table sets forth the amortization expense of Metro Medical, the acquisition completed in 2013, as if it had occurred on January 1, 2013 to arrive at the total pro forma amortization expense for the period associated with each statement of operations. The pro forma amortization for Metro Medical is reduced by the amount of amortization expense already recognized in our historical statements of operations to arrive at the pro forma adjustment.

Amortization Expense for Metro Medical

Metro
Medical
(in thousands)
For the six months ended June 30, 2014
Pro forma	$193
As recorded in historical financial statements of MTBC	193
Pro forma adjustment	$-
For the year ended December 31, 2013
Pro forma	$385
As recorded in historical financial statements of MTBC	225
Pro forma adjustment	$160

The following table provides the total adjustment to amortization expense for acquisitions for the year ended December 31, 2013 and the six months ended June 30, 2014:

Total Adjustment to Amortization Expense

	Year ended	Six months ended
	December 31, 2013	June 30, 2014
	(in thousands)
Prior acquisitions	$160	$-
Acquired Businesses	2,951	1,520
Total amortization expense	$3,111	$1,520

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(4)	Interest Expense — Reflects the incremental interest associated with the purchase of Metro Medical, as if the acquisition had occurred on January 1, 2013, less the interest paid in 2013 associated with our convertible note. A note payable was issued to the seller of Metro Medical, in the amount of $1,225,000 on June 30, 2013. This note is payable over 24 months, with a final payment due on August 1, 2015, and bears interest at the rate of 5% per annum. Interest expense in the amount of $26,000 for the six months prior to the acquisition has been provided for in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013. In September 2013, we issued a convertible note in the principal amount of $500,000, which converts into our common stock at a 10% discount to the offering price upon the closing of this offering, and recorded interest expense of $12,000 in connection with this convertible note in our historical financial statements for the year ended December 31, 2013 and $24,000 for the six months ended June 30, 2014. Interest on this convertible note is eliminated in the pro forma financial statements for the same period as the note is assumed to be converted to our common stock as of January 1, 2013.

(5)	Provision (benefit) for Income Tax — The income tax effects reflected in the pro forma adjustments are based on an estimated statutory rate of 34%. We recorded a benefit for taxes for the year ended December 31, 2013 and the six months ended June 30, 2014 on the unaudited pro forma condensed combined statements of operations as management believes it is more likely than not that the federal tax benefit will be realized for the following reasons:

•	For each of the years ended 2007 through 2012 we generated both net income and taxable income, and our net loss and taxable loss in 2013 was smaller than our net income and taxable income in any of the past six years.

•	Our loss for tax purposes following the acquisitions of the Acquired Businesses will be significantly lower than the pro forma operating loss before income tax reflected in the unaudited pro forma condensed combined financial statements, due in large part to the amortization of intangibles over three years for reporting purposes, versus the 15 year amortization period we will use for tax purposes. In particular, while we reflected $4.9 million of amortization expense on a pro forma basis for 2013, on a tax basis we would only have been able to deduct $981,000 million of amortization expense. This $3.9 million reduction in amortization expense would change the 2013 pro forma net loss before tax from ($3.3 million) to a pro forma net profit before tax of $643,000, with no change in operating expenses. We reflected $2.5 million of amortization expense on a pro forma basis for the six months ended June 30, 2014, but on a tax basis we would only have been able to deduct $490,000 of amortization expense. This $2 million reduction in amortization expense would decrease the June 30, 2014 pro forma net loss before tax from ($2.2 million) to ($223,000), with no change in operating expenses.

•	We expect to reduce the Acquired Businesses’ operating expenses following their acquisition. Although we do not have a history of operating the Acquired Businesses on a combined basis, our recent experience operating Metro Medical following its acquisition provides evidence that we will be able to reduce operating costs of the Acquired Businesses, as we were able to reduce directly-identifiable cost from Metro Medical by 52% in six months.

•	We used a federal tax rate, rather than including state tax, due to uncertainty over what state net operating losses, if any, would be realizable.

In the opinion of the Company it is more likely than not that any tax benefit from a loss in the first year following the acquisition of the Acquired Businesses would be realized against taxable income generated in future year.

The following table details the pro forma adjustments to income taxes for the year ended December 31, 2013:

Provision for Income Taxes								Pro Forma Income
								(Loss) before
	Metro	Previously				Acquired		Provision (Benefit)
	Medical	Acquired				Businesses	Pro Forma	for Income
Year ended December 31, 2013	1/1-6/30/13	Subtotal	Omni	Practicare	CastleRock	Subtotal	Adjustments	Taxes
	(in thousands)
Net income (loss) before income taxes	$(357)	$(357)	$246	$(418)	$125	$(47)	$(2,844)	$(3,248)
Estimated provision (benefit) at statutory income tax rate of 34%								(1,104)
Less provision (benefit) for income taxes:
Metro Medical								(56)
Omni								2
Practicare								-
CastleRock								-
Pro forma tax adjustment								$(1,158)

The following table details the pro forma adjustments to income taxes for the six months ended June 30, 2014:

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Provision for Income Taxes						Pro Forma Income
(Loss) before
				Acquired		Provision (Benefit)
				Businesses	Pro Forma	for Income
Six months ended June 30, 2014	Omni	Practicare	CastleRock	Subtotal	Adjustments	Taxes
(in thousands)
Net income (loss) before income taxes	$373	$(262)	$50	$161	$(1,357)	$(1,196)
Estimated provision (benefit) at statutory income tax rate of 34%						(407)
Less provision for income taxes:
Omni						-
Practicare						-
CastleRock						-
Pro forma tax adjustment						$(407)

(6)	Metro Medical financial information – The historical financial statements of Metro Medical for the period April 1, 2013 through June 30, 2013 are not required to be presented in this 8-K as the acquisition occurred on June 30, 2013, before the end of the reporting period. We have included historical financial results of operations of Metro Medical for the period April 1, 2013 through June 30, 2013 in the pro forma condensed combined statements of operations, which are based on results as reported by its management and reviewed by our accounting and finance department.

The financial results of operations of Metro Medical for the period July 1, 2013 through June 30 , 2014 are included in our consolidated financial results for the year ended December 31, 2013 and for the six months ended June 30, 2014.

Metro Medical Prior to Acquisition

	Metro	Metro	Metro
	Medical	Medical	Medical
	1/1-3/31/13	4/1-6/30/13	1/1-6/30/13
	(in thousands)
Net revenue	$836	$869	$1,705
Operating expenses:
Direct operating costs	546	649	1,195
Selling, general and administrative	314	359	673
Depreciation and amortization	12	9	21
Total operating expenses	872	1,017	1,889

Operating loss	(36)	(148)	(184)

Interest expense — net	-	-	-
Other income — net	-	-	-
Loss before benefit for income taxes	(36)	(148)	(184)
Income tax benefit	(12)	(44)	(56)
Net loss	$(24)	$(104)	$(128)

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(7)	Cash Consideration — The pro forma adjustment to cash reflects the cash we paid in connection with our Acquired Businesses.

Acquisition
Cash
Consideration
(in thousands)
Pro forma adjustments to cash:
Omni acquisition	$(6,554)
Practicare acquisition	(2,394)
CastleRock acquisition	(2,339)
Total net pro forma adjustments to cash	$(11,287)

(8)	Assets and Liabilities Not Acquired from Omni: — We adjusted the unaudited pro forma condensed combined balance sheet to eliminate approximately $1.7 million of tangible assets held by Omni that we did not acquire, and approximately $1 million in liabilities that we did not assume as part of the acquisition of Omni’s assets, which was accomplished by an asset purchase agreement listing specific assets. The asset purchase agreement accomplishes the purchase primarily of Omni’s customer relationships and agreements, as well as fixed assets, unbilled accounts receivable and other tangible assets, but not the purchase of accounts receivable or the assumption of any liabilities.

Assets and Liabilities Not Acquired from Practicare: — We adjusted the unaudited pro forma condensed combined balance sheet to eliminate approximately $790,000 of tangible assets held by Practicare that we did not acquire, and approximately $364,000 in liabilities that we did not assume as part of the acquisition of Practicare’s assets, which was accomplished by an asset purchase agreement listing specific assets. The asset purchase agreement accomplishes the purchase primarily of Practicare’s customer relationships and agreements, as well as fixed assets, unbilled accounts receivable and other tangible assets, but not the purchase of accounts receivable or the assumption of any liabilities.

Assets and Liabilities Not Acquired from CastleRock: — We adjusted the unaudited pro forma condensed combined balance sheet to eliminate approximately $1.2 million of tangible assets held by CastleRock that we did not acquire, and approximately $794,000 in liabilities that we did not assume as part of the acquisition of CastleRock’s assets, which was accomplished by an asset purchase agreement listing specific assets. The asset purchase agreement accomplishes the purchase primarily of CastleRock’s customer relationships and agreements, as well as fixed assets, unbilled accounts receivable and other tangible assets, but not the purchase of accounts receivable or the assumption of any liabilities.

Pro Forma Adjustments for Assets and Liabilities Not Acquired: — The following schedule summarizes the adjustments to assets and liabilities on the unaudited condensed combined balance sheets, including all adjustments above as well as adjustments to intangibles and goodwill specified below.

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Pro Forma Adjustments	As of June 30, 2014
				Pro Forma
	Omni	Practicare	CastleRock	Adjustments
	(in thousands)
Cash	$(266)	$(167)	$(331)	$(764)
Accounts receivable	(1,364)	(609)	(809)	(2,782)
Other current assets	-	(6)	(13)	(19)
Property, plant and equipment, net	-	(8)	-	(8)
Other long-term assets	(23)	(24)	(21)	(68)
Net tangible assets	(1,653)	(814)	(1,174)	(3,641)
Intangible assets, net	(1,279)	-	(252)	(1,531)
Goodwill	(1,690)	-	(329)	(2,019)
Total assets	$(4,622)	$(814)	$(1,755)	$(7,191)
Short term debt	$(526)	$(62)	$(365)	$(953)
Other current liabilities	(425)	(302)	(427)	(1,154)
Long term debt	(50)	-	(2)	(52)
Total liabilities	$(1,001)	$(364)	$(794)	$(2,159)

(9)	Intangible Assets — We based our preliminary estimates of each intangible asset type/category that we expect to recognize as part of the acquisitions on the nature of the businesses and the contracts that we have entered into with the sellers. We also based our estimates on experiences from our prior acquisitions and the types of intangible assets that we recognized as part of those acquisitions. In particular, our experience with our prior acquisitions indicates to us that customer contracts and customer relationships and non-compete agreements compose the significant majority of intangible assets for these types of business. We typically acquire the trademarks and trade names of the businesses we acquire, for defensive purposes, but we do not continue doing business under these names, which typically do not have registered trademarks and are not defensible. We have determined that the value of these trademarks is de minimis and have recorded no value on financial statements. We based the preliminary estimated useful lives of these intangible assets on the useful lives that we have experienced for similar intangible assets in prior acquisitions. However, all of these estimates are preliminary, as we have not analyzed all the facts surrounding the businesses to be acquired and therefore have not been able to finalize the accounting for these transactions.

The figures set forth below reflect the preliminary fair value of intangible assets of the businesses we plan to acquire, and their estimated useful lives. All preliminary estimates for the fair value of intangibles will be refined once the offering is completed and the final list of customers acquired is known.

Intangible Assets of Acquired Businesses

				Total Acquired	Estimated
	Omni	Practicare	CastleRock	Businesses	Useful Life
	(in thousands)
Customer relationships	$4,931	$1,850	$2,069	$8,850	3 years
Non-compete agreements	1,876	656	710	3,242	3 years
Total intangible assets	$6,807	$2,506	$2,779	$12,092

The value of intangible assets includes $1.5 million of intangible assets recorded on the balance sheets of the businesses we plan to acquire.

The amounts set forth below reflect the estimated acquisition-date fair value of intangible assets for our acquisition of Metro Medical. These intangible assets are already included in our historical consolidated balance sheet as of June 30, 2014.

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Intangible Assets of Prior Acquisitions

	Metro	Estimated
	Medical	Useful Life
	(in thousands)
Customer relationships	$904	3 years
Non-compete agreements	252	3 years
Total intangible assets	$1,156

For accounting purposes, we use an estimated useful life of three years to amortize these intangible assets, attributing the value of the purchased relationship to the first three years and attributing future customer life to the services provided by us.

(10)	Purchase Price Allocation — We recognize the assets and liabilities acquired at their fair value on the acquisition date, and if there is any excess in purchase price over these values it will be allocated to goodwill.

We engaged a third-party valuation specialist to assist us in valuing the assets acquired and liabilities assumed via the Metro Medical acquisition. We did not acquire tangible assets in the acquisition of Metro Medical. The valuation of the business acquired and the results of its operations are included in our historical financial statements from the date of the acquisition.

For our three Acquired Businesses, management has made an initial fair value estimate of the assets acquired and liabilities assumed as of June 30, 2014. Our model, for each acquired business, includes assumptions such as revenue growth rates, profitability rates, attrition rates and weighted average costs of capital. While our assumptions regarding future results for each business have not changed due to recent events, these initial estimates will differ from the final valuation, once we have consummated the acquisitions and received the valuation report of a third-party specialist; and this difference could be material.

The asset purchase agreements for these acquisitions include the purchase of certain tangible assets and assumption of certain liabilities. We believe that due to the short-term nature of many of the assets acquired that their carrying values, as included in the historical financial statements of the entities, approximate their respective fair values.

A portion of the purchase price for each Target Seller has been allocated to goodwill. The factors which drove our valuation models to allocate a portion of the price to goodwill in the acquisitions of the Acquired Businesses include the following: (i) the Acquired Businesses are being purchased at higher multiples to their trailing revenues, (ii) more employees of each Target Seller will be retained following the acquisitions as compared to acquisitions completed in prior years and (iii) a higher weighted average cost of capital reflecting the increased cost of capital implied by a lower anticipated IPO price. All purchase accounting estimates are subject to revision until the Company finalizes its purchase accounting estimates with the assistance of a third-party valuation expert.

The following table shows the preliminary purchase price, estimated acquisition-date fair values of the to-be-acquired assets and liabilities assumed and non-controlling interest and calculation of goodwill for the businesses we plan to acquire, as of June 30, 2014, the date of our most recent balance sheet.

Preliminary Purchase Price Allocation				Total Acquired
	Omni	Practicare	CastleRock	Businesses
	(in thousands)
Cash consideration	$6,554	$2,394	$2,339	$11,287
Common stock	4,018	1,138	1,395	6,551
Fair value adjustment	(106)	(177)	(19)	(302)
Net common stock	3,912	961	1,376	6,249
Total purchase price	$10,466	$3,355	$3,715	$17,536
Net tangible assets acquired	$156	$100	$10	$266
Intangible assets	6,807	2,506	2,779	12,092
Goodwill	3,503	749	926	5,178
Total preliminary purchase price allocation	$10,466	$3,355	$3,715	$17,536

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The fair value of the shares of our common stock that we plan to issue in connection with our three Acquired Businesses is anticipated to be approximately $6.2 million. The number of shares was determined based on the actual revenues of the companies in the four quarters ending June 30, 2014, calculated at a price of $10.00 per share. The actual purchase prices above reflect the value of the shares issued to the Acquired Businesses at the price of $3.89 per share, the closing price on the date the acquisitions occurred, and the cash consideration was contractually adjusted, based on the estimated net proceeds of this offering. With respect to Omni, following the closing date an upward purchase price adjustment may be made to the cash consideration payable to Omni with respect to revenue from new customers who executed one-year contracts prior to the closing, in an amount not to exceed the revenues generated by Omni during the 12 month period preceding the closing from customers that are not in good standing as of the closing date. In no event will the adjustment amount to more than 5% of the purchase price.

The fair value adjustment to equity shown above is based on our estimate of revenues at the time of acquisition and our estimate of customer retention rates, which drive the contingent portion of the purchase price, as discussed further below.

The preliminary estimate of equity consideration to be transferred is based on an aggregate value of equity, as stated in the asset purchase agreements, at the price of our common stock on the date the closings occurred. The number of shares that were issued in connection with those acquisitions were fixed shortly before closing of the IPO. For purposes of determining the number of shares to be issued to each Acquired Businesses, a price of $10.00 per share was utilized.

For the Acquired Businesses, management has made an initial estimate that $5.2 million of goodwill will result from those acquisitions. We believe that this amount will be deductible for tax purposes over a period of 15 years. However, these estimates are preliminary, and we have not completed the required tax and legal analyses to finalize our determination of deductibility of goodwill for tax purposes. Accordingly, the values of the goodwill recognized from these acquisitions and their deductibility for tax purposes set forth in these unaudited pro forma condensed combined financial statements could change and may differ materially from what we present here.

For the Acquired Businesses, we have assumed that revenue from existing customers will be approximately 5% less in the 12 months following closing as compared to the 12 months preceding the closing. This assumption is based on management’s estimate that we will be able to retain customers producing approximately 90% of the revenue of each Target Seller for at least one year following the closing, with customer losses and resulting revenue losses spread evenly over the 12 months following closing. Further analysis of each customer base will be undertaken, and the fair value of the common stock to be issued may be greater or lesser than the amount shown.

In addition, each purchase agreement provides us with the right to cancel a portion of the shares issued to the Target Seller held in escrow in the event revenues from such Target Seller’s customers in the 12 months following the closing are below a specified threshold. In certain situations we also have the obligation to increase the number of shares issued to Acquired Businesses or the cash consideration in the event revenues from the customers of the Target Seller in the 12 months following the closing exceed a specified target. The purchase price adjustment is considered a form of contingent consideration. This contingent consideration arrangement is an equity instrument and it is measured at fair value on the acquisition date and not subsequently remeasured. Any differences between the shares estimated to be issued at acquisition date and shares ultimately issued is accounted for within equity (not reducing or increasing the purchase price) and will be based on the current value of the shares at the time any such modification is made.

(11)	Convertible Note — The principal value of this convertible note, and the contingent redemption feature (which is included in other long term liabilities) have been converted to equity at a 90% of the initial public offering price of $5.00 per share, in the pro forma financial statements for the period.

(12)	Adjustments to Equity — The following table details the pro forma adjustments to equity accounts.

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Adjustments to Equity					Accumulated
		Additional	Accumulated	Minority	Other
	Common	Paid-in	Equity /	Interest in	Comprehensive	Total
	Stock	Capital	Deficit	Subsidiary	Income	Equity
	(in thousands)
Omni	$-	$-	$(3,777)	$-	$-	$(3,777)
Practicare	(539)	-	(11)	-	-	(550)
CastleRock	(10)	(1,125)	155	9	-	(971)
Adjustments to equity	$(549)	$(1,125)	$(3,633)	$9	$-	$(5,298)
Equity issued in connection with acquisitions	$1	$6,550	$-	$-	$-	$6,551
Less: fair value adjustment	-	(302)	-	-	-	(302)
Acquisition adjustments to equity	$1	$6,248	$-	$-	$-	$6,249
Equity from convertible note	$-	$496	$27			$523
Equity issued in initial public offering	$4	$15,096				$15,100

(13)	Cash Received from IPO —The net proceeds from our IPO were $15.6 million, based on the initial public offering price of $5.00 per share, and after deducting underwriting discounts and commissions of $1.4 million and estimated offering expenses payable by us totaling $3.4 million, which includes $1.6 million of offering expenses which have been previously incurred and capitalized.

(14)	Weighted Average Shares Outstanding — The pro forma weighted average shares outstanding takes into account our weighted average shares outstanding during the twelve months ended December 31, 2013 and the six months ended June 30, 2014 and adds to that number the number of shares of common stock to be issued in connection with acquisition of the Acquired Businesses as of the beginning of 2013. In each case, we assume that the shares were issued and became outstanding on January 1, 2013.

Weighted average shares outstanding	Common Shares
	December 31, 2013	June 30, 2014
	(in thousands)
Weighted average shares outstanding	5,102	5,102
Acquisitions
Shares issued for Omni	1,033	1,033
Shares issued for Practicare	293	293
Shares issued for CastleRock	359	359
Shares issued in initial public offering	4,080	4,080
Shares issued from convertible note	117	117
Total pro forma weighted average shares outstanding	10,984	10,984

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